EXHIBIT 21.1
SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization

ServiceNow Australia Pty Ltd	Australia
ServiceNow GmbH	Austria
ServiceNow Belgium BV	Belgium
Sweagle NV	Belgium
ServiceNow Brasil Gerenciamento de Servicos Ltda	Brazil
Era Software, Inc.	Canada
ServiceNow Canada Inc.	Canada
ServiceNow Costa Rica, S.R.L.	Costa Rica
DotWalk, Inc.	Delaware
ServiceNow Ventures Holdings, Inc.	Delaware
LightStep, Inc.	Delaware
ServiceNow Delaware LLC	Delaware
ServiceNow Delaware Holdco LLC	Delaware
ServiceNow Denmark ApS	Denmark
Caelum Egypt LLC	Egypt
ServiceNow Finland Oy	Finland
Contexeo SAS	France
ServiceNow France SAS	France
G2K Group GmbH	Germany
Service-now.com GmbH	Germany
ServiceNow Hong Kong Limited	Hong Kong
ITapp Software Private Limited	India
ServiceNow Data Services Private Limited	India
ServiceNow Software Development India Private Limited	India
ServiceNow International Treasury Limited	Ireland
ServiceNow Ireland Limited	Ireland
Service Now A.B Israel 2012 Ltd	Israel
ServiceNow Italy S.r.l.	Italy
ServiceNow Japan G.K.	Japan
Fairchild Consulting Services LLC	Massachusetts
ServiceNow Operations Mexico S. de R.L. de C.V.	Mexico
Hitch B.V.	Netherlands
ServiceNow International B.V.	Netherlands
ServiceNow Nederland B.V.	Netherlands
ServiceNow Norway AS	Norway
Swarm64 AS	Norway
ServiceNow Poland sp. z o.o.	Poland
ServiceNow Arabia Limited	Saudi Arabia
Element AI & Takano Pte. Ltd.	Singapore
ServiceNow Pte. Ltd.	Singapore

ServiceNow South Africa Pty Ltd.	South Africa
ServiceNow Korea Limited	South Korea
ServiceNow Spain SL	Spain
ServiceNow Sweden AB	Sweden
ServiceNow Switzerland GmbH	Switzerland
ServiceNow (Thailand) Limited	Thailand
ServiceNow Middle East FZ-LLC	UAE
Era Software, LTD	United Kingdom
ServiceNow UK Limited	United Kingdom
Sweagle Ltd.	United Kingdom